UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2018

Luby’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8308	74-1335253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

(Address of principal executive offices, including zip code)

(713) 329-6800

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 13, 2018, Luby’s, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, the lenders from time to time party thereto, and MSD PCOF Partners VI, LLC (“MSD”), as Administrative Agent, pursuant to which the lenders party thereto agreed to make loans to the Company from time to time up to an aggregate principal amount of $80 million, consisting of a $10 million revolving credit facility (the “Revolving Credit Facility”), a $10 million delayed draw term loan (“Delayed Draw Term Loan”), and a $60 million term loan (the “Closing Date Term Loan”, and together with the Revolving Credit Facility and the Delayed Draw Term Loan, collectively, the “Credit Facility”). The Credit terminates on, and all amounts owing thereunder must be repaid on, December 13, 2023.

Borrowings under the Revolving Credit Facility, Delayed Draw Term Loan, and Closing Date Term Loan will bear interest at the London InterBank Offered Rate plus 7.75% per annum. Interest is payable quarterly and accrues daily.

The Credit Facility is subject to the following amortization payments: 1st anniversary: $10 million; 2nd anniversary: $10 million; 3rd anniversary: $15 million; and 4th anniversary: $15 million.

The Company also pays a quarterly commitment fee based on the unused portion of the Revolving Credit Facility and the Delayed Draw Term Loan at 0.50% per annum. Voluntary prepayments under the Delayed Draw Term Loan and the Closing Date Term Loan are subject to a make whole premium during years one and two, a 2% fee during year three, and a 1% fee during year four. Finally, the Company is obligated to pay to the lenders a one-time fee in connection with the closing of the Credit Facility.

Indebtedness under the Credit Facility is secured by a security interest in, among other things, all of the Company’s present and future personal property (other than certain excluded assets), all of the personal property of its guarantors (other than certain excluded assets) and all Mortgaged Property (as defined in the Credit Agreement) of the Company and its subsidiaries.

The Credit Facility contains customary covenants and restrictions on the Company’s ability to engage in certain activities, including financial performance covenants, asset sales and acquisitions, and contains customary events of default. Specifically, among other things, the Company is required to maintain minimum Liquidity (as defined in the Credit Agreement) of $3,000,000 as of the last day of each fiscal quarter and a minimum Asset Coverage Ratio (as defined in the Credit Agreement) of 2.50 to 1.00. As of December 13, 2018, the Company was in full compliance with all covenants with respect to the Credit Facility.

All amounts owing by the Company under the Credit Facility are guaranteed by the subsidiaries of the Company.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The Credit Facility replaces the Company’s existing revolving credit facility (the “Prior Credit Facility”), pursuant to that certain Credit Agreement, dated as of November 8, 2016 (as amended, restated, or otherwise modified from time to time), by and among the Company, the other credit parties party thereto, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent thereunder. The Prior Credit Facility was terminated on December 13, 2018 in connection with the Company’s entry into the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On December 14, 2018, the Company issued a press release regarding the entry into the Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 13, 2018, among the Company, the lenders from time to time party thereto, and MSD PCOF Partners VI, LLC, as Administrative Agent

99.1	Press release dated December 14, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2018	LUBY’S, INC.

	By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer